Exhibit 4.1

NEITHER THIS WARRANT NOR THE SHARES (AS DEFINED BELOW) OF THE COMPANY ISSUABLE UPON ITS EXERCISE HAVE BEEN REGISTERED UNDER EITHER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF

WOUND MANAGEMENT TECHNOLOGIES, INC.

Void after April 26, 2021

April 26, 2016

THIS CERTIFIES THAT, for value received, Evolution Venture Partners LLC, a Delaware limited liability company, or its registered successors or assigns (“Holder”), is entitled to purchase, subject to the conditions set forth below, at any time or from time to time during the Exercise Period (as defined in subsection 1.1 below), Sixty Million (60,000,000) fully-paid and non-assessable shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of Wound Management Technologies, Inc., a Texas corporation (the “Company”), at an exercise price of $0.12 per share, subject to adjustment as provided in Section 3 below (the “Exercise Price”). Terms used herein but not otherwise defined shall have the meanings ascribed thereto in the EVP Engagement Letter (as defined below), a copy of which is attached hereto as Exhibit A.

1.      DEFINED TERMS

As used herein, the following terms shall have the following meanings:

“Board” means the Board of Directors of the Company.

“EVP Engagement Letter” shall mean that certain letter agreement, of even date herewith, by and among the Company, Holder and Middlebury Securities, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of one Share shall be, (i) if the Common Stock is registered under the Securities Act at the time of such exercise, (x) the last sale price of the Common Stock reported on principal trading market, including the over-the-counter market on the electronic bulletin board, for the Common Stock, or (y) if no last sale price is available, the average of the bid and ask prices of the Common Stock reported on principal trading market, including the over-the-counter market on the electronic bulletin board, for the Common Stock; or (ii) if there is no public market for the Common Stock, determined by the Board in good faith.

“Securities Act” means the Securities Act of 1933, as amended.

2.      EXERCISE OF WARRANT

The terms and conditions upon which this Warrant may be exercised, and the Shares covered hereby may be purchased, are as follows:

2.1           Exercise Period and Vesting.

(a)           The exercise period of this Warrant is the period beginning on the date that this Warrant vests as provided below and ending at 5:00 p.m., Dallas, Texas time, on April 26, 2021 (the “Exercise Period”). Holder may only purchase shares that have vested (“Vested Shares”), which Shares shall vest as follows:

(i)           20% of the Shares are vested as of the date hereof;

(ii)           20% of the Shares will vest and become exercisable upon the consummation by the Company of one or more Financing Transactions with gross proceeds of at least $5,000,000; it being agreed and understood that such gross proceeds will exclude capital invested or loaned to the Company by current investors, members of the Board or management of the Company and/or their respective affiliates (collectively, “Inside Investors”), but not to the extent third- party investors do not participate in such Financing Transaction in order to accommodate participation by the Inside Investors;

(iii)           20% of the Shares will vest and become exercisable upon the consummation by the Company of a Strategic Transaction (other than an Acquisition of the Company and other than a distribution agreement);

(iv)           20% of the Shares shall vest and become exercisable upon the Company’s execution of a material distribution agreement which constitutes a Strategic Transaction, which materiality threshold will be mutually agreeable to the Company and Service Provider;

(v)           20% of the Shares shall vested and become exercisable upon the Company’s hiring of an executive officer or other key employee, which executive officer or key employee was identified by Service Provider or Service Provider played a meaningful role in such person’s hire as requested by the Company in writing, and only if, the Company and Service Provider mutually agree that such hire will materially enhance the Company; and

(vi)           all non-vested Shares will vest and become exercisable upon the consummation of an Acquisition of the Company.

The parties acknowledge and agree that the Company may in its sole discretion refuse to enter into an agreement regarding the matters, or enter into any transaction of the type, set forth above in this Section 2.1. Upon the expiration of the Term, all unvested Shares shall be deemed to be canceled; provided, however, for Items (ii), (iii), (iv), (v) and (vi) above, the opportunity to vest the Shares shall continue for the Tail Period, but will only vest if the event occurs during the Tail Period with a person or entity contacted by Service Provider on behalf of the Company during the Term. For clarity purposes, (i) Service Provider will vest Shares each time the milestones set forth above are satisfied (which can be more than once, excluding the milestone in (ii) above, which may only vest once unless otherwise agreed to in writing by the Company) and (ii) in no event will more than one hundred percent (100%) of the Shares vest in the aggregate.

(b)           During the Exercise Period, Holder may exercise, in whole or in part, and from time to time, the purchase rights evidenced by this Warrant to purchase Vested Shares. Such exercise shall be effected by: (a) the surrender of the Warrant, together with a duly executed copy of the form of Notice of Exercise, the form of which is attached hereto as Exhibit B (the “Notice of Exercise”), to the Chief Executive Officer of the Company at the address set forth in Section 7.11 below; and (ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the Shares being purchased (the “Aggregate Exercise Price”) as provided in subsection (c) below.

(c)           Payment of the Aggregate Exercise Price shall be made, at the option of Holder as expressed in the Exercise Notice, by the following methods:

(i)           by delivery to the Company of a wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;

(ii)           by instructing the Company to withhold and not issue to Holder a number of Vested Shares with an aggregate Fair Market Value as of the date of exercise of the Warrant for such Vested Shares (the “Exercise Date”) equal to such Aggregate Exercise Price; or

(iii)           a combination of the foregoing.

In the event of any withholding of Shares pursuant to clause (ii) above, where the number of Shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of Shares withheld by the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to Holder (by delivery of a check) based on the incremental fraction of a share being so withheld by the Company in an amount equal to the product of (x) such incremental fraction of a Share being so withheld multiplied by (y) the Fair Market Value of one Warrant Share as of the Exercise Date. Any withheld Shares pursuant to clause (ii) above shall be deemed to be cancelled and no longer issuable under this Warrant.

2.2          Issuance Of Shares and New Warrant. Certificates for Shares purchased hereunder shall be delivered by the Company to Holder as soon as possible after delivery by Holder to the Company of the items described in Section 2.1 above; provided, however, if the Company has appointed a transfer agent for the Common Stock, then certificates for Shares shall be transmitted by the transfer agent of the Company to Holder by crediting the account of Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by Holder in the Notice of Exercise within three (3) trading days from the delivery to the Company of the Notice of Exercise form, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above (“Share Delivery Date’). This Warrant shall be deemed to have been exercised on the Exercise Date; provided that all the requirements for such exercise have been met, and Holder has paid all taxes required to be paid by Holder, if any, pursuant to Section 2.5 below prior to the issuance of such Shares, have been paid.

2.3           Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

2.4           No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Shares shall be issued upon the exercise of this Warrant. As to any fraction of a Share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

2.5           Charges. Taxes and Expenses. Issuance of certificates for Shares shall be made without charge to Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of Holder or in such name or names as may be directed by Holder; provided, however, that in the event certificates for Shares are to be issued in a name other than the name of Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

2.6          Limitation on Exercise. Notwithstanding anything to the contrary contained in this Warrant, if at any time Holder shall or would be issued Shares upon exercise of Vested Shares, but such issuance would cause Holder (together with its affiliates) to beneficially own a number of shares exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”), then the Company must not issue to Holder shares of Common Stock which would exceed the Maximum Percentage. For purposes of this section, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the Exchange Act. The shares of Common Stock issuable to Holder that would cause the Maximum Percentage to be exceeded are referred to herein as the “Ownership Limitation Shares”. Borrower will reserve the Ownership Limitation Shares for the exclusive benefit of Holder. From time to time, Holder may notify the Company in writing of the number of the Ownership Limitation Shares that may be issued to Holder without causing Holder to exceed the Maximum Percentage.  Upon receipt of such notice, the Company shall be unconditionally obligated to immediately issue such designated shares to Holder, with a corresponding reduction in the number of the Ownership Limitation Shares.

3.      TRANSFERS

3.1           Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Sections 2.4, 5 and 6.1 below, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with the appropriate form of Assignment, as attached hereto, duly executed by Holder and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Shares without having a new Warrant issued.

3.2           New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by Holder or its agent or attorney. Subject to compliance with Section 2.1, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

3.3           Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to Holder, and for all other purposes, absent actual notice to the contrary.

3.4           Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that Holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company, and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act or a qualified institutional buyer as defined in Rule 144A(a) under the Securities Act.

4.      ANTIDILUTION PROVISIONS

The provisions of this Section 4 shall apply in the event that any of the events described in this Section 4 shall occur with respect to the Shares at any time on or after the original issuance date of this Warrant:

4.1           Splits and Combinations. If the Company shall at any time subdivide or combine its outstanding shares of Common Stock, this Warrant shall, after that subdivision or combination, evidence the right to purchase the number of Shares that would have been issuable as a result of that change with respect to the Shares which were purchasable under this Warrant immediately before that subdivision or combination. If the Company shall at any time subdivide the outstanding shares of Common Stock, the Exercise Price then in effect immediately before that subdivision shall be proportionately decreased, and, if the Company shall at any time combine the outstanding shares of Common Stock, the Exercise Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this Section shall become effective at the time that such subdivision or combination becomes effective.

4.2           Reclassification, Exchange and Substitution. If the Shares issuable upon exercise of this Warrant shall be changed into the same or a different number of securities of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), Holder shall, on exercise of this Warrant, be entitled to purchase for the same aggregate consideration, in lieu of the Shares which Holder would have become entitled to purchase but for such change, the number of securities of such other class or classes of stock equivalent to the number of Shares that would have been subject to purchase by Holder on exercise of this Warrant immediately before that change.

4.3           Reorganizations, Mergers, Consolidations Or Sale Of Assets. If at any time there shall be a capital reorganization of the shares of Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) then, as a part of such reorganization, lawful provision shall be made so that Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified in this Warrant and upon payment of the Exercise Price then in effect, the number of shares or other securities or property of the Company to which a holder of the Shares deliverable upon exercise of this Warrant would have been entitled in such capital reorganization if this Warrant had been exercised immediately before that capital reorganization. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of Holder of this Warrant after the reorganization to the end that the provisions of this Warrant (including adjustment of the Exercise Price then in effect and number of Shares purchasable upon exercise of this Warrant) shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

4.4          Distributions. In the event the Company should at any time prior to the expiration of this Warrant fix a record date for the determination of holders of shares entitled to receive a distribution payable in additional shares of Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as the “Share Equivalents”) without payment of any consideration by such holder for the additional shares (including the additional shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of Shares issuable upon exercise of the Warrant shall be appropriately increased in proportion to such increase of outstanding shares.

4.5           Adjustments of Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4.4 above, then, in each such case for the purpose of this Section 4.5, upon exercise of this Warrant Holder shall be entitled to a proportionate share of any such distribution as though Holder was the holder of the number of Shares into which this Warrant may be exercised as of the record date fixed for the determination of the holders of shares entitled to receive such distribution.

4.6           Certificate as to Adjustments. In the case of each adjustment or readjustment of the Exercise Price pursuant to this Section 4, the Company will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, to be delivered to Holder. The Company will, upon the written request at any time of Holder, furnish or cause to be furnished to Holder a certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of Shares issuable upon exercise of the Warrant and the amount, if any, of other property at the time receivable upon the exercise of the Warrant.

4.7           Reservation of Shares Issuable Upon Exercise. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the exercise of this Warrant such number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of this Warrant and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the exercise of this Warrant, in addition to such other remedies as shall be available to Holder, the Company will use its best efforts to take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

5.      RIGHTS PRIOR TO EXERCISE OF WARRANT

This Warrant does not entitle Holder to any of the rights of a shareholder of the Company. If, however, at any time prior to the expiration of this Warrant and prior to its exercise, any of the following events shall occur: (a) the Company shall make any distribution (other than a cash distribution) to the holders of shares of Common Stock; (b) the Company shall offer to all of the holders of shares of Common Stock any additional shares or share equivalents or any right to subscribe for or purchase any thereof; or (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, sale, transfer or lease of all or substantially all of its property, assets, and business as an entirety) shall be proposed and action by the Company with respect thereto has been approved by the Company’s Board of Directors (each, a “Material Action”), the Company shall give notice in writing of such Material Action to Holder at its last address as it shall appear on the Company’s records at least twenty (20) days’ prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividends, distribution, or subscription rights, or for the determination of shareholders entitled to vote on the Material Action. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to publish, mail or receive such notice or any defect therein or in the publication or mailing thereof shall not affect the validity of the Material Action.

6.      RESTRICTED SECURITIES

Holder acknowledges that the Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws. In order to enable the Company to comply with the Securities Act and applicable state laws, the Company may require Holder as a condition of the transfer or exercise of this Warrant, to give written assurance satisfactory to the Company that the Warrant, or in the case of an exercise hereof the Shares subject to this Warrant, are being acquired for his or her own account, for investment only, with no view to the distribution of the same, and that any disposition of all or any portion of this Warrant or the Shares issuable upon the due exercise of this Warrant shall not be made, unless made in compliance with the requirements of the Securities Act and applicable securities laws of any State or other jurisdiction. Holder acknowledges that this Warrant is, and each of the Shares issuable upon the due exercise hereof will be, a restricted security, and that the certificates evidencing securities issued to Holder upon exercise of this Warrant will bear a legend substantially similar to the legend set forth on the front page of this Warrant.

7.      MISCELLANEOUS

7.1           Title to Warrant. During the Exercise Period, and subject to compliance with applicable laws and Section 3.4 above, this Warrant and all rights hereunder are transferable, in whole or in part, at the office of the Company by Holder, upon surrender of this Warrant together with the appropriate Assignment form attached hereto properly endorsed.  To the extent Section 3.4 above is applicable, the transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company, if required by the Company.

7.2           Loss Theft Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

7.3           Saturdays, Sundays, Holidays, Etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

7.4           Non-Waiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate upon expiration of the Exercise Period. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise; enforcing any of its rights, powers or remedies hereunder.

7.5           Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7.6           Remedies. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

7.7           Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Shares.

7.8           Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and Holder.

7.9           Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

7.10          Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

7.11          Notices. All notices, requests, demands and other communications under this Warrant shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows: if to Holder, at his address as shown in the Company records; and if to the Company, at 16633 Dallas Parkway, Suite 250, Addison, Texas 75001-6897, attention: Chief Financial Officer. Any party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

7.12           Governing Law. This Warrant and any dispute, disagreement or issue of construction of interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Texas without regard to conflicts of law.

EXECUTED as of the date first set forth above.

WOUND MANAGEMENT TECHNOLOGIES, INC.

By:	/s/ Deborah J. Hutchinson
Printed:	Deborah J. Hutchinson
Title:	President

EXHIBIT A

Letter Agreement

[See attached document]

A-1

EXHIBIT B

Form of Notice of Exercise

[See attached document]

B-1

NOTICE OF EXERCISE

TO:         WOUND MANAGEMENT TECHNOLOGIES, INC.

The undersigned, the Holder of the attached Warrant for the Purchase of Shares of Common Stock, dated April , 2016, issued by Wound Management Technologies, Inc. to Evolution Partners, LLC (the “Warrant”), hereby irrevocably elects to exercise the purchase right represented by the Warrant for, and to purchase thereunder,Shares of Common Stock (as such terms are defined in the Warrant).

☐	(Cash Exercise) The undersigned has included with this Notice of Exercise the purchase price of such Shares in full.

☐	(Cashless Exercise) The undersigned elects to purchase such Shares pursuant to the net exercise provisions set forth in Section 2.1(c)(ii) of the Warrant.

The undersigned hereby requests that the Certificate(s) for such securities be issued in the name(s) and delivered to the address(es) as follows:

Name:

Address:

Social Security Number:

Deliver to:

Address:

If the foregoing subscription evidences an exercise of the Warrant to purchase fewer than all of the Warrant Shares (or other securities or property) to which the undersigned is entitled under the Warrant, please issue a new Warrant, of like tenor, for the remaining portion of the Warrant (or other securities or property) in the name(s), and deliver the same to the address(es) as follows:

Dated:

If undersigned is an individual: By: Printed: Address: (SS # of Holder)	If undersigned is an entity: (Print Name of Entity) By: Name: Title: Address: (TIN of Holder)

EXHIBIT C

Form of Assignment

[See attached document]

C-1

ASSIGNMENT

FOR VALUE RECEIVED __________________________ hereby sells, assigns and transfers unto ______________________the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint _____________________________, attorney, to transfer the said Warrant on the books of the within named Company.

Dated:

If an individual: Printed:

If a legal entity: (type in name) By: Printed: Title:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED ___________________________hereby sells, assigns and transfers unto ______________________________ that portion of the within Warrant and the rights evidenced thereby which will and the  date hereof entitle the holder to purchase ________ shares of Common Stock of Wound Management Technologies, Inc., and does hereby irrevocably constitute and appoint ______________________ and _____________________, or either of them, attorney, to transfer that part of the said Warrant on the books of the within named Company.

Dated:
If an individual: Printed:

If a legal entity: (type in name) By: Printed: Title: